UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 22, 2008
ENZON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12957	22-2372868

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

685 Route 202/206, Bridgewater, NJ	08807

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (908) 541-8600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 22, 2008, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (the “Company”) voted to increase the size of the Board from seven to eight directors and appointed Dr. John Geltosky as a director to fill the newly-created vacancy. Dr. Geltosky is serving as a Class I director, with a term expiring at the Company’s 2009 annual meeting of stockholders.
     Dr. Geltosky is currently the Senior Vice President of Business Development, Life Sciences for Arizona Technology Enterprises. Dr. Geltosky has held such position since November 2007. From 2002 until 2007, Dr. Geltosky was at Bristol-Myers Squibb. He has more than 20 years of pharmaceutical experience and has extensive expertise in developing business strategies for commercialization of proprietary, breakthrough technologies across many therapeutic areas. He has also worked for pharmaceutical companies such as Smithkline Beecham Pharmaceuticals and Johnson & Johnson, where he collaborated closely with R&D and Marketing.
     The Company is not aware of any relationships or transactions in which Dr. Geltosky has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.
     Each non-employee director of the Company receives a $25,000 yearly retainer and $2,000 for each in-person Board meeting attended and $1,000 for each telephonic Board meeting attended.
     Pursuant to the Company’s 2007 Outside Director Compensation Plan, upon his election to the Board, Dr. Geltosky received a “welcome grant” of stock options with a Black-Scholes value of $75,000 and a grant of restricted stock units settled in shares of the Company’s common stock with a value of $75,000. The options and restricted stock units included in the welcome grant vest in three equal tranches on each of the first three anniversaries of the date of grant if Dr. Geltosky remains on the Board of Directors on each such date.
     Additionally, Dr. Geltosky is entitled to an annual grant of stock options on the first trading day of the calendar year with a Black-Scholes value of $75,000 (the “Annual Option Grant”). The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if Dr. Geltosky remains on the Board of Directors on that date. Once vested, options granted pursuant to the Annual Option Grant expire on the 10th anniversary of the date of grant. Dr. Geltosky is also entitled to an annual grant of restricted stock units settled in shares of the

Company’s common stock on the first trading day after June 30 of each calendar year with a value of $75,000 (the “Annual Restricted Stock Grant”). The shares covered by the Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if Dr. Geltosky remains on the Board of Directors on each such date. Both the Annual Option Grant and the Annual Restricted Stock Grant are made under the Company’s 2001 Incentive Stock Plan.
     On February 11, 2008, the Company and DellaCamera Capital Management, LLC and certain of its affiliates (“DellaCamera”) entered into a letter agreement (the “Letter Agreement”) pursuant to which the Company agreed that on or before May 31, 2008 it would increase the size of the Board by one and add a new independent director selected by the Company to fill the newly created directorship. The Letter Agreement was filed by Enzon as an exhibit to a Current Report on Form 8-K on February 12, 2008. The appointment of Dr. Geltosky to the Board satisfies the Company’s obligations under the Letter Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 28, 2008

ENZON PHARMACEUTICALS, INC.
By:	/s/ Craig A. Tooman
Name:	Craig A. Tooman
Title:	Executive Vice President, Finance and Chief Financial Officer